Exhibit 5.4(c)

2345 GRAND BOULEVARD
SUITE 2800
KANSAS CITY, MISSOURI 64108-2684
(816) 292-2000, FAX (816) 292-2001

April 15, 2011

AMC Entertainment Inc.
920 Main
Kansas City, MO 64105

Re:	AMC Entertainment Inc. (the "Company"); Exchange Offer for $600,000,000 9.75% Senior Subordinated Notes due 2020

Ladies and Gentlemen:

        We have acted as special Missouri counsel to American Multi-Cinema, Inc., a Missouri corporation (the "Missouri Guarantor"), and as special Kansas Counsel to AMC License Services, Inc., a Kansas corporation, and AMC ITD, Inc., a Kansas corporation (each a "Kansas Guarantor" and together the "Kansas Guarantors"), in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), of the Company and the other Registrants listed on Schedule A to the Registration Statement, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"). The Registration Statement relates to the registration under the Act of $600,000,000 in aggregate principal amount of the Company's 9.75% Senior Subordinated Notes due 2020 (the "Exchange Notes") and the guarantee of the Exchange Notes (the "Subsidiary Guarantee").

        The Exchange Notes are to be offered in exchange for the Company's outstanding $600,000,000 in aggregate principal amount of 9.75% Senior Subordinated Notes due 2020 (the "Initial Notes") issued and sold by the Company on December 15, 2010, in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of December 15, 2010, among the Company, the Guarantors and U.S. Bank National Association, as Trustee. Unless otherwise defined in this opinion letter, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

        As special counsel to the Missouri Guarantor and the Kansas Guarantors (collectively, the "Guarantors"), we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, the form of Exchange Notes, the form of the Subsidiary Guarantee and such corporate records and other documents as we have considered relevant and necessary for the purposes of this opinion.

        As to matters of fact, we have relied upon representations of officers of the Guarantors, including but not limited to those set forth in the Certificate of the Secretary of each of the Guarantors of even date herewith, and upon certain certificates of public officials. We have also received a certificate of the Missouri Secretary of State regarding the good standing of the Missouri Guarantor in the State of Missouri (the "Missouri Good Standing Certificate"), and certificates of the Kansas Secretary of State regarding the good standing of each of the Kansas Guarantors in the State of Kansas (the "Kansas Good Standing Certificates"). As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Missouri and the State of Kansas, respectively.

        We have also assumed, without independent investigation, (i) that the Exchange Notes and the Subsidiary Guarantee will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Subsidiary Guarantee will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of the Guarantors and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

        Based upon, and subject to, the foregoing, we are of the opinion that:

          (i)  The Missouri Guarantor is validly existing as a corporation and in good standing under the laws of the State of Missouri;

         (ii)  Each of the Kansas Guarantors is validly existing as corporations and in good standing under the laws of the State of Kansas; and

        (iii)  Each Guarantor has duly authorized, executed and delivered the Indenture and the Subsidiary Guarantee.

        The opinions set forth above are subject to the following qualifications:

        We have assumed the receipt by the Missouri Guarantor, in exchange for its Subsidiary Guarantee, of consideration sufficient to satisfy the requirements of Article 11, Section 7 of the Missouri Constitution, which provides that "No corporation shall issue stock or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received." The quoted provision of Article 11, Section 7 of the Missouri Constitution has not been judicially interpreted with respect to its effect on a guaranty executed by a corporation incorporated under Missouri law. Nonetheless, it is our opinion that the issuance of the Subsidiary Guarantee is within the corporate power of the Missouri Guarantor.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. We also consent to the reliance on this opinion letter by O'Melveny & Myers LLP for the purposes of its opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

        We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise.

                      Very truly yours,
                      /s/ LATHROP & GAGE LLP